UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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THE PBSJ CORPORATION

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To our Shareholders:

Certain members of management and the Board are contacting shareholders to explain, among other things, the Board’s rationale for their support of the proposed slate of directors and the thinking behind the Board’s Chief Executive Officer succession planning. The following talking points were prepared to facilitate those conversations and to inform those of you with whom it will be impossible to have direct conversations.

The PBSJ Corporation

2010 Annual Meeting of Shareholders – February 13, 2010

Communications with shareholders

1. Change is Necessary, But it Must be Carefully Considered and Orderly.

We would like to reassure you that we do not oppose change. In fact, the Board of Directors has determined that change is advisable. We are committed to prudent growth, with appropriate regard for the special PBSJ culture and community. After much consideration and deliberation, the Board has determined that the best way to implement change, while still preserving the Company’s value and our core values, is through the implementation of an orderly succession with due time to ensure that an adequate transition plan is in place, and that the right person is chosen to fill the role, before the succession is implemented.

As previously announced, the Board has hired Korn/Ferry, a premier executive search firm, to perform both an internal and external search for Chief Executive Officer candidates. The Board will make every effort to ensure, and anticipates, that a new Chief Executive Officer will be in place no later than September 30, 2010. We will preside over an aggressive but responsible transition to new executive leadership, seeking guidance and counsel from you, the people who make the business work. With our professional search teams, we will look both inside and outside the organization for the best leaders.

2. The Nominated Board Members Have Both Experience and Expertise.

We have nominated a professional, experienced slate of directors that is committed to maintaining and increasing shareholder value. We have three relatively new directors who are sharing their experience and expertise from outside the Company to help us flourish. We have a majority of independent directors, who have only the interests of the shareholders at heart.

3. We Welcome Dialogue with Shareholders; Open Door.

Consistent with the Board’s longstanding policy of welcoming shareholder views, we would be pleased to hear individual shareholder’s perspectives on this vital succession planning decision. The Board, however, does believe that it is crucial, both for shareholder value and the stability of Company, that the Company’s shareholders elect the proposed slate of directors, all of whom are already working towards, and very much committed to, implementing this transition.

4. Our Commitment to the Future.

As we try to put the investigations behind us, once and for all, we will try to focus on building a better framework for you to work and prosper.

We will continue to maintain the highest standards of accounting and legal compliance, but we will seek to do so in a way that imposes the least administrative burden.

5. The Reorganization is in the Best Interests of Our Company.

We are persuaded that the reorganization within PBS&J is in the best interests of the Company, will streamline operations, increase efficiency and enhance profits. But we want to minimize disruption and dislocation, and we will be working with management and you to assure that we proceed with all due caution and consideration. We will constantly be evaluating and reevaluating the manner in which the reorganization will be implemented.

6. Our Commitment.

Our job is to seek to preserve the value of the asset you have worked so hard to build. Sweeping, impetuous, unplanned change is not the answer. But we want you to know that we have heard you and we are listening. We appreciate your commitment and solicit your continued support.

The Board unanimously recommends a vote in favor of each Director Nominee